Exhibit 10.13

May 14, 2018

Michael Salmon

via email

Re:    Employment Offer and Agreement

Dear Michael,

It gives me great pleasure to present our offer of employment as a Senior Vice President, Planning and Allocation of Torrid LLC (“Torrid”). Your start date will be determined and below are the details of our offer (the “Agreement”):

Compensation. You will be paid at a bi-weekly rate of $20,192.31, which annualizes to $525,000.00. Your compensation is subject to modification during your employment in accordance with Torrid’s practices and policy.

Bonus Plan. You will be eligible to participate in Torrid’s Bonus Plan, as approved by the Board, beginning as of fiscal February 2018. The actual amount of bonus awarded will be based upon the Company achieving its profit performance goal, as well as you achieving performance that is meeting expectations or higher. Your bonus target will be sixty-five percent (65%) of your annualized base salary. Your 2018 bonus, under Torrid’s Bonus Plan, as approved by the Board, will be pro-rated based on the number of days of actual employment. In order to receive any bonus payout you have to be actively employed on the date that bonuses are distributed.

Sign-On Bonus. You will be issued a one-time sign-on bonus of $50,000.00, which will be paid on your first pay period with Torrid. Should you voluntarily resign or if your employment is terminated for Cause (as defined herein) by Torrid within twelve (12) months of your start date; you will be responsible for repayment of such bonus, which repayment amount will be reduced by 1/12 for each month of employment.

Long-Term Incentive Package. We would like you to participate in the value you help create while you are in your role at Torrid. Subject to approval by the Torrid Board, you will be granted a long term incentive package commensurate with your role and title.

Salary Review. You will be eligible for your first salary review and consideration for a merit increase on or about April 1, 2019. Any increase awarded will be pro-rated based upon your employment start date.

Flex Time. You will accrue Flex Time Off (FTO) which will allow you to take time off from work, without having to specify a reason. FTO will accrue each pay period. Your annual FTO accrual will be one hundred and sixty hours (160) per year and you can use FTO after completing thirty (30) days of employment.

Benefits. You will be eligible to enroll in Torrid’s benefits program on the first day of regular full-time employment. Your benefits will become effective on the first day of the month following 30 days of service with Torrid. This plan includes the opportunity to participate in Group Health, Dental, Vision, Life and Short- and Long-Term Disability insurance plans as well as other programs that may be available in accordance with Torrid’s employee benefit programs.

401(k) Plan. You will be eligible to participate in Torrid’s 401(k) Plan, if 21 years of age, after completing 200 hours of service. Employer matching program is offered with the 401(k) plan.

18501 E. San Jose Ave.	T: 626.839.4681
City of Industry, CA 91748	F: 626.839.4686	torrid.com

Michael Salmon Employment Offer & Agreement

May 14, 2018

Page Two

Deferred Compensation Plan. You are eligible to enroll in Torrid’s Deferred Compensation Plan between thirty-one (31) to sixty (60) days from your start date for the current plan year, or you can wait until the next open enrollment period which will be July every year.

Relocation. Torrid will provide assistance to relocate you, your family, and your household goods to Southern California. The specific relocation benefits are included in the attached Exhibit A “Relocation Expense Agreement”. Should you voluntarily resign or if your employment is terminated for Cause (as defined herein) by Torrid within twenty-four (24) months from the earlier of (i) your actual relocation date or (ii) August 31, 2019; you will be responsible for repayment of relocation expenses incurred by Torrid. You will be asked to sign the Relocation Expense Agreement acknowledging your acceptance of the terms of this relocation program prior to incurring any relocation expenses.

At-Will; Severance. This offer is not for any specific term of employment, expressed or implied. The relationship of Torrid to you shall be one of voluntary employment “at will,” with no definite period of employment, regardless of the date or method of payment of wages or salary. Torrid may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein), by giving written notice of such termination. Similarly, you may terminate your employment with Torrid at any time at your election, in your sole discretion, for any or no reason upon two weeks’ notice to Torrid during which time you shall provide reasonable transition assistance to Torrid. Torrid reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks’ notice period.

If Torrid terminates your employment without Cause and not due to your death or Disability (as defined herein), then you shall be eligible to receive the severance benefits described in this Section, subject to your timely satisfaction of the conditions set forth herein. Subject to your delivery to Torrid of an executed release and waiver of claims in the form attached hereto as Exhibit B or such other form as Torrid may require in order to comply with then-existing legal requirements to effect a valid release of claims (the “Release”), within the time period set forth therein, but in no event later than twenty-one days following your termination, and permitting such Release to become effective in accordance with its terms, you will receive the following severance benefits:

If your date of termination occurs within twenty-four (24) months from the earlier of (i) your actual relocation date or (ii) August 31, 2019 and if you permanently relocate back to New Jersey within 3 months after your termination date, then Torrid will provide assistance to relocate you, your family, and your household goods back to New Jersey. Such assistance will cover movement of household goods, automobile shipment and one-way airfare for your and your immediate family consistent with the comparable provisions provided in the Exhibit A Relocation Agreement.

Continued payment of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for the nine (9) month period following your date of termination (such nine month period is the “Severance Period”). Such payments shall be made in substantially equal installments according to the normal payroll practices of Torrid provided however that the first installment will occur on the first payroll period following the effective date of the Release and with first such installment constituting an amount that covers all base salary that otherwise would have been paid between your termination date and such first payment. In addition, assuming you timely and accurately elect to continue your medical, dental and vision group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of

18501 E. San Jose Ave.	T: 626.839.4681
City of Industry, CA 91748	F: 626.839.4686	torrid.com

Michael Salmon Employment Offer & Agreement

May 14, 2018

Page Three

1985 (“COBRA”), commencing with the effective date of the Release, Torrid shall pay the same percentage of the COBRA premiums for you and your qualified beneficiaries as it paid for you and your qualified beneficiaries at the time of your termination of employment until the earliest of (i) the end of the Severance Period or (ii) the expiration of your continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage. For purposes of this provision, references to COBRA premiums shall not include any amounts payable under a Code Section 125 health care reimbursement plan.

Notwithstanding the foregoing, if Torrid determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then Torrid will be relieved of its obligation to make such COBRA premium payments.

If you resign or your employment is terminated for Cause or due to your death or Disability (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from Torrid other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, “Cause” shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for Torrid, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against Torrid, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and Torrid, or (v) your failure to attend to your duties as assigned by the CEO of Torrid, after written notice to you and no less than a 90-day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

For purposes of this Agreement, “Disability” shall mean your inability to perform your duties under this Agreement, even with reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of Torrid then in force. In the event Torrid has no policy of disability income insurance covering employees of Torrid in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for Torrid, with or without reasonable accommodation, for a period of at least nine (9) consecutive months during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

Returning Company Property. In the event of your termination of employment for any reason, you shall, prior to or on such termination date in the event of your resignation for any reason, or no later than five (5) days following such termination date in the event of the termination of your employment for any other reason, deliver to Torrid (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to Torrid, its successors or assigns.

18501 E. San Jose Ave.	T: 626.839.4681
City of Industry, CA 91748	F: 626.839.4686	torrid.com

Michael Salmon Employment Offer & Agreement

May 14, 2018

Page Four

Confidential and Proprietary Information. As a condition of continued employment you agree to continue to abide by the terms of the Proprietary Information and Inventions Agreement (“PIIA”) you signed upon commencement of your employment, and you recognize your recognizes that employment with the Company will involve contact with information of substantial value to Torrid, which is not generally known in the trade, and which gives Torrid an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of Torrid, (hereinafter referred to as “Confidential and Proprietary Information”). You will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by you from whatever source and will not, either during your employment with Torrid or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of Torrid, without the prior written consent of Torrid.

Representation Regarding Proprietary Information. In your work for Torrid, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Torrid. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Conflict Of Interest.

(a) Loyalty. During your employment, you shall devote your full time and energies to fulfill all responsibilities to Torrid in the capacity set forth in Section 1(a).

(b) Covenant Not to Compete. During your employment, you shall not engage in competition with Torrid or any its Affiliates either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of Torrid, except with the prior written consent of the Board.

(c) Non-solicitation. During your employment, and for two (2) years immediately thereafter, (such period consisting of your employment and the two (2) year period immediately thereafter, the “Restrictive Term”, you agree not to, either directly or indirectly, either for yourself or any other person or entity solicit, induce and or influence, and/or attempt to induce and/or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by Torrid, including any employee from Torrid LLC (“Parent”), and each of its subsidiaries

18501 E. San Jose Ave.	T: 626.839.4681
City of Industry, CA 91748	F: 626.839.4686	torrid.com

Michael Salmon Employment Offer & Agreement

May 14, 2018

Page Five

(“Parent Group”), to leave the employment of Torrid or Parent Group, for any reason. You shall not, directly or indirectly use Trade Secrets as defined under the California Trade Secrets Act, Cal. Civ. Code §§ 3426-3246.11, and/or the Defend Trade Secrets Act, 18 U.S.C. § 1836, et seq., to solicit, induce, or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Torrid or Parent Group to cease doing business with Torrid or Parent Group.

Taxes and Withholding. All payments and benefits provided to you will be subject to all applicable taxes and withholdings as determined by Torrid. This agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Code Section 409A and will be interpreted in accordance with such intention. While it is intended that all payments and benefits provided under this agreement to you will be exempt from or comply with Code Section 409A, Torrid makes no representation or covenant to ensure that the payments/benefits under this agreement are exempt from or compliant with Code Section 409A. Torrid will have no liability to you or any other person if any amounts paid or payable are subject to the additional tax and/or penalties and/or interest under Code Section 409A. For purposes of Code Section 409A, each payment made to you under this agreement will be designated as a separate payment. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

Governing Law. This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by Torrid arising from or related to this Agreement.

In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive its damages, court costs, and all out-of-pocket expenses, including attorneys’ fees. Such recovery shall include court costs, out-of-pocket expenses, and attorney’s fees on appeal, if any.

Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Torrid, its successors, and its assigns.

Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

All plans, programs, and policies described above are subject to change at the discretion of Torrid, and all terms above are subject to the terms of the applicable Company policies. The information provided here contains a brief overview of relevant plans and is not intended to replace the legal documents that contain the complete provisions of each plan. Final interpretation of any plan is within the discretionary authority and responsibility of the plans’ administrators.

18501 E. San Jose Ave.	T: 626.839.4681
City of Industry, CA 91748	F: 626.839.4686	torrid.com

Michael Salmon Employment Offer & Agreement

May 14, 2018

Page Six

Your employment with Torrid will be at-will and not for a specified period of time. It can be terminated by you or Torrid at any time, with or without cause, and with or without notice. No promises, assurances, or other conduct, whether written or oral, can modify this paragraph unless set forth in writing and signed by you and the Chief Executive Officer of Torrid LLC.

Please acknowledge acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me by no later than May 16, 2018.

Michael, I am thrilled that you have chosen to consider our offer, and should you decide to accept, I look forward to working with you. If you have any questions, or need additional information on the plans and programs, please feel free to call Kelly McGuire Diehl at (626) 322-1433.

Sincerely,

/s/ Lawrence P. Molloy

Lawrence P. Molloy

CEO

I confirm my acceptance of employment with Torrid LLC subject to the terms and conditions set forth above.

/s/ Michael Salmon		5/15/2018
Michael Salmon	Date

Attachments:

Exhibit A: Relocation Expense Agreement

Exhibit B: Waiver and Release

18501 E. San Jose Ave.	T: 626.839.4681
City of Industry, CA 91748	F: 626.839.4686	torrid.com

EXHIBIT A

RELOCATION EXPENSE AGREEMENT

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS